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                                                                    EXHIBIT 10.2

                     NON-EXCLUSIVE PATENT LICENSE AGREEMENT

THIS NON-EXCLUSIVE PATENT LICENSE AGREEMENT (this "License Agreement") is made and entered into as of March 18, 2002 ("Effective Date") Quixote Corporation, a Delaware corporation with offices at One East Wacker Drive, 30th Floor, Chicago, Illinois ("Quixote") and B&B Electromatic, Inc., ("B&B") a Delaware corporation with offices at 14113 Main Street, Norwood, Louisiana. B&B and Quixote are sometimes referred to as the "Parties" and individually as a "Party".

WHEREAS, Quixote is the owner of the patents and patent applications listed on
Schedule 1 hereto;

WHEREAS, Quixote desires to grant and B&B desires to accept a non-license to practice in North America any patent listed on Schedule 1 in the Licensed Field on terms and conditions set forth in this License Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and promises herein contained, the receipt and legal sufficiency of which are hereby acknowledged, the Parties have agreed as follows:

                                    ARTICLE I

                                   DEFINITIONS

When used in this License Agreement, the terms listed below shall have the following meanings:

1.1 "Affiliate" shall mean, with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person.

1.2 "Licensed Field" means uses for all purposes in nonrailroad, nonbridge roadway applications and nonrailroad bridge access applications.

1.3 "Net Receipts" means the cash proceeds received by B&B or its Affiliate during the term of this Agreement for the sale of Royalty-Bearing Products less discounts and allowances actually granted, sales commissions, packing, insurance, freight and taxes imposed on the transaction (whether or not separately invoiced).


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1.4 "Patents" means: (a) any the patents and patent applications listed on
Schedule 1; (b) any additional patent issuing in any jurisdiction on any patent application listed on Schedule 1; (c) any patent issuing as a result of a re-examination or reissue proceeding of any of the foregoing patents; (d) renewals, extensions and certificates of corrections of any of the foregoing patents, and (e) continuations, continuations-in-part, divisional or other applications claiming filing priority of any of the foregoing applications.

1.5 "Person" means any individual, partnership, corporation, limited liability company or other entity.

1.6 "Royalty-Bearing Product" means any product, used for all purposes in a nonrailroad, nonbridge roadway application, that is covered by any issued, unexpired claim of one or more Patents, and that is made, used or sold in the Territory.

1.7 "Royalty-Free Product" means any product, used for all purposes in a nonrailroad bridge access application, that is covered by any issued, unexpired claim of one or more Patents, and that is made, used or sold in the Territory.

1.8 "Territory" means North America.

1.9 "Technology" means the Patents, the Documentation and trade secrets and know-how, skill and knowledge for thoroughfare-crossing guards as more particularly described and embodied in the Patents.

1.10 "Documentation" means all manuals, drawings, designs, diagrams, bills of material, manufacturing routers, vendor lists, computer programs and all other tangible technical information relating to the nature or operation of the Technology, including but not limited to 120 Volts single phase and 120 Volt technology, which might reasonably be of interest to either party.

                                   ARTICLE II

                                 LICENSE GRANTED

2.1 License. Subject to the terms and conditions of this non-exclusive License Agreement, Quixote hereby grants to B&B a nonexclusive, nontransferable license only within the Territory under the Patents to make, have made, use and sell the Royalty-Bearing Products and Royalty-Free Products only within the Licensed Field. B&B is also hereby entitled to use any Technology, including Documentation, only for the purpose of manufacturing, using and selling and maintaining the Royalty-Bearing Products and Royalty-Free Products within the Licensed Field.



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2.2 Exclusions. Quixote retains all ownership and other rights with respect to the Patents. Except as provided herein, B&B may not sublicense any of its rights granted in Section 2.1.

2.3 Sublicenses to End-Users. B&B may grant nontransferable, personal, nonexclusive sublicenses (without further right to sublicense) to end-users for the sole purpose of using a Royalty-Bearing Product and a Royalty-Free Product that is manufactured, sold or otherwise provided by B&B to such end-user.

2.4 Incidental Sublicenses. B&B may grant nontransferable, personal, royalty-free, nonexclusive sublicenses (without any further right to sublicense) to any Person for the sole purpose of allowing that Person to provide to B&B any equipment or services to allow B&B to exercise its rights under this License Agreement.

                                   ARTICLE III

                    ROYALTIES FOR THE ROYALTY-BEARING PRODUCT

3.1 Royalties. B&B shall pay Quixote a royalty on all Royalty-Bearing Products (the "Royalties") in U.S. dollars equal to the result obtained by multiplying:
(x) ten percent (10%) by (y) Net Receipts.

3.2 Reporting and Payment. Within sixty (60) days after the beginning of each calendar quarter, B&B shall calculate and pay to Quixote the Royalties that are due on Net Receipts received during the just-concluded calendar quarter; provided, however, that upon termination of this Agreement for any reason, a final payment of Royalties accounting for Net Receipts through the date of termination shall be made within ninety (90) days after termination of this Agreement. Payments of Royalties shall be accompanied by a report showing in reasonable detail an accounting of the Royalties paid.

3.3 Confidentiality. The reports submitted by B&B to Quixote pursuant to this License Agreement and any information gathered pursuant to an audit under
Section 3.4 shall be confidential information of B&B and shall be held by Quixote in confidence during the term of this License Agreement and for three
(3) years after its termination for any reason. No other information exchanged between the parties pursuant to this License Agreement shall be deemed confidential; provided, however, that the foregoing shall not limit, restrict, amend, waive or otherwise modify either party's confidentiality obligations pursuant to any other written agreement between the parties.

3.4 Right to Audit. B&B shall, during the term of this License Agreement, and for a period of one (1) year thereafter, keep at its usual place of business, true, particular and adequate accounts and records of the Royalty-Bearing Products sold or provided by it or its Affiliates, its related accounts receivable and collections thereof. The duly authorized representatives of Quixote shall have the right, at any reasonable time, upon notice, during business hours, to inspect and audit the accounts






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and records of B&B relating to the sale of Royalty-Bearing Products, and such representatives shall be entitled to take copies of and abstracts from any such records. Such records shall be treated as confidential information of B&B pursuant to Section 3.3.

                                   ARTICLE IV

                             WARRANTY AND LIABILITY

4.1 Representations and Warranties. Quixote represents and warrants as of the Effective Date that it has not entered into any other agreement, license or understanding with another party that conflicts with the grant of the licenses in Article II.

                                    ARTICLE V

                     VALIDITY, PRESERVATION AND ENFORCEMENT

5.1 Control of Actions. B&B shall promptly advise Quixote if it becomes aware of any infringement of any Patent by any other Person. Quixote shall have sole control (and bear all expense) over any action that it may choose to file to enforce its rights under the Patent.

5.2 Patent Marking. B&B agrees to mark (and require its sublicensees to mark) any product that it manufactures or sells with a patent notice pursuant to instructions from Quixote and in accordance with applicable patent law and to display such patent notice that it makes available.

                                   ARTICLE VI

                              TERM AND TERMINATION

6.1 Term. The term of this License Agreement shall commence as of the Effective Date and shall continue until expiration of the last to expire of the Patents, unless earlier terminated in accordance with this Article VI ("Term").

6.2 Termination by B&B. B&B shall have the right to terminate this License Agreement by giving sixty (60) days written notice to Quixote.

6.3 Termination by Quixote. If B&B materially breaches its obligations under this License Agreement, Quixote may terminate this License Agreement by giving B&B a notice of default ("Notice of Default") that specifies in reasonable detail the nature of the alleged material breach. B&B shall have a sixty (60) day grace period after its receipt of the Notice of Default ("Grace



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Period") to correct or cure any material breach specified therein. If the breach is not corrected within the Grace Period, then this License Agreement shall automatically terminate upon conclusion of the Grace Period.

6.4 Bankruptcy, Insolvency. This Agreement will terminate automatically if B&B becomes bankrupt or insolvent and/or if the business of B&B is placed in the hands of a receiver, assignee, or trustee, whether by voluntary act or otherwise.

6.5 Effect of Termination.

    (a) Existing Users. Termination of this License Agreement shall not affect the rights of any Person who, in accordance with this License Agreement, has purchased or otherwise acquired Royalty-Bearing Products in good faith.

    (b) Survival. Sections 2.4, 3.1, 3.3, 4.2 and 5.1 and all of Article VII shall survive termination of this License Agreement for any reason.

                                   ARTICLE VII

                                     GENERAL

7.1 Governing Law; Arbitration. This License Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without reference to the choice of law principles thereof. Any dispute arising under this Agreement shall be definitively and finally resolved by arbitration and judgment upon any award of arbitration may be entered in any court having jurisdiction thereof. Such arbitration shall be held in Chicago, Illinois [and be in accordance with the rules of the American Arbitration Association. Any fees and expenses payable to the American Arbitration Association shall be borne by the losing party.

7.2 Assignment. This License Agreement is not assignable or transferable by B&B (whether by contract, by sale of stock or assets of B&B, or by merger or consolidation or any other legal means) without the prior written consent of Quixote, such consent not to be unreasonably withheld; any attempt to do so shall be void. Any notice, report, approval or consent required or permitted hereunder shall be in writing and will be deemed to have been duly given if delivered personally or mailed by first-class, certified U.S. mail, postage prepaid to the respective addresses of the parties as set above (or such other address as a party may designate by ten (10) days notice) or by facsimile transmission with evidence of receipt and a paper copy mailed to the receiving party by regular mail. Subject to the above, this agreement is binding on all successors, assigns or transferees.



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7.3 Power of Attorney. If Quixote is unable after reasonable efforts to secure
B&B's signature to any document it is entitled to under this License Agreement, B&B hereby irrevocably designates and appoints Quixote and its duly authorized officers and agents, as its agents and attorneys-in-fact with full power of substitution to act for and on its behalf and instead of B&B, to execute and file any such document or documents and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by B&B.

7.4 Severability. If any provision of this License Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity, or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby, and the remainder of the provisions of this License Agreement shall remain in full force and effect. The parties shall endeavor in good faith negotiations to replace any illegal, invalid or unenforceable provision with a valid, legal and enforceable provision, the economic effect of which comes as close as possible to the illegal, invalid or unenforceable provision.

7.5 No Disclosure. The terms of this License Agreement are confidential and no press release or other written or oral disclosure of any nature regarding the terms of this License Agreement shall be made by B&B without Quixote's prior written approval; however, approval for such disclosure shall be deemed given to the extent such disclosure is required to comply with governmental regulation.

7.6 Modification. This License Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party (or such party's duly authorized agent) against whom enforcement of any such modification or amendment is sought. Either party may, only by an instrument in writing, waive compliance by the other party regarding any term or provision of this License Agreement. The waiver by a party of a breach of any term or provision of this License Agreement shall not be construed as a waiver of any subsequent breach.

7.7 Relationship of Parties. The parties are independent contractors. Nothing stated in this License Agreement shall be deemed to create the relationship of partners, joint venturers, employee-employer or franchiser-franchisee between the parties hereto.

7.8 Counterparts. This License Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.

7.9 Entire License Agreement. This License Agreement and the Schedules thereto contain the entire agreement between the parties with respect to the subject matter hereof, and there are no agreements or understandings between the parties as to this subject matter other than those set forth or referred to herein or therein.



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         IN WITNESS WHEREOF, the parties have each duly executed and delivered this License Agreement as of the Effective Date.



              Quixote Corporation                    B&B Electromatic, Inc.

By:         /s/ LESLIE J. JEZUIT             By:       /s/ JACK CALDWELL
   -------------------------------------        --------------------------------
Name:         Leslie J. Jezuit               Name:       Jack Caldwell
     -----------------------------------        --------------------------------
Title:   President and Chief Executive       Title:        President
                    Officer                        -----------------------------
      ----------------------------------     Date:       March 15, 2002
Date:         March 18, 2002                      ------------------------------
     -----------------------------------




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                                   SCHEDULE 1

Issued Patents:

         US PATENT NUMBER:  6,115,963 "CROSSING GUARD"


         6,115,693 ABSTRACT: A crossing guard is disclosed which comprises an operator positioned on one side of a thoroughfare for raising and lowering an arm, a gate connected to the arm, a first lock positioned on the opposite side of the thoroughfare, a plurality of cables supported within the gate, joined together at fixed points intermediate the ends of the cables, and a first end assembly connectable with the cables and the gate at the end of the gate opposite the operator with the first end assembly engagable with the first lock. The device further comprises a second lock positioned on the side of the thoroughfare nearer said operator engagable with a second end assembly positioned on the end of the gate nearer said operator.

         US PATENT NUMBER:  6,289,634 "CROSSING GUARD"


         6,289,634 ABSTRACT: A crossing guard is disclosed which comprises an operator positioned on one side of a thoroughfare for raising and lowering an arm, a gate connected to the arm, a first lock positioned on the opposite side of the thoroughfare, a plurality of cables supported within the gate, joined together at fixed points intermediate the ends of the cables, and a first end assembly connectable with the cables and the gate at the end of the gate opposite the operator with the first end assembly engagable with the first lock. The device further comprises a second lock positioned on the side of the thoroughfare nearer said operator engagable with a second end assembly positioned on the end of the gate nearer said operator.



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